SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.   )


Filed by the Registrant                       [ ]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
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         14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    STANDEX INTERNATIONAL CORPORATION
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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(logo)  STANDEX                                  6 Manor Parkway
                                                 Salem, New Hampshire 03079


                                                         September 20, 2001


To the Stockholders of Standex International Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 30, 2001 at 11:00 a.m.

      We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please vote your proxy card promptly, in accordance with the instructions on the card, in order to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

                                       Sincerely,

                                       /s/ Edward J. Trainor

                                       Edward J. Trainor
                                       President/ CEO

(logo)  STANDEX                                  6 Manor Parkway
                                                 Salem, New Hampshire 03079

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of Standex International
Corporation (the "Company") will be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 30, 2001, at 11:00 a.m. local time for the following purposes:

      1. To fix the number of directors at twelve and to elect four directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 2004;

      2. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares available for purchase by 200,000;

      3. To approve an amendment to the Company's 1998 Long Term Incentive Plan to increase the total number of shares available for grants by 800,000;

      4. To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2002; and

      5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on September 12, 2001 will be entitled to notice of and to vote at the meeting.

      Please vote by proxy using any one of the following methods:

      (a) Use the toll free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or a bank);

      (b) Visit the Internet Web site at: www.eproxyvote.com/sxi, or follow your broker's instructions relative to Internet voting; or

      (c) Mark, date, sign and mail your proxy card in the prepaid envelope provided.

                                       By Order of the Board of Directors,

                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary

September 20, 2001
Salem, New Hampshire

                                  IMPORTANT

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                      STANDEX INTERNATIONAL CORPORATION

                               PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 30, 2001

      This Proxy Statement is being furnished on or about September 20, 2001, in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 30, 2001. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposals set forth in the Notice of Meeting.

      The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting. The adoption of the amendments to the Employee Stock Purchase Plan and the 1998 Long Term Incentive Plan, and the ratification of the appointment of Deloitte & Touche LLP as independent auditors, will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposals, in person or by proxy, at the Annual Meeting. Stockholders may vote in favor of all nominees for Director, or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other three proposals, stockholders should specify their choice on the enclosed form of proxy.

      Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

      Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

      The Board of Directors has fixed September 12, 2001 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 12,223,487 shares of the Common Stock of the Company. Each share is entitled to one vote.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

      To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,000 plus disbursements.

                     PROPOSAL 1 - ELECTION OF DIRECTORS

      The persons named in the enclosed proxy will vote to fix the number of directors at twelve and to elect as directors William R. Fenoglio, Walter F. Greeley, Thomas L. King and Deborah A. Rosen, identified below as nominees, for three-year terms expiring in 2004, unless authority to vote for the election of directors is withheld by marking the proxy to that effect. No proxy can be voted for a greater number of persons than the four nominees named below.

      There are fewer nominees named below than the number of directors fixed pursuant to this proposal due to the retirement from the Board of Sol Sackel on October 30, 2001 under the Company's Board of Directors' Retirement Policy; the retirement of Edward F. Paquette, former Vice President/CFO of the Company, on August 31, 2001 from the Company and retirement from the Board on October 30, 2001; and the unexpected death of Director Samuel S. Dennis, 3d on August 1, 2001. The Nominating Committee of the Board of Directors will be considering various potential candidates for nomination to the Board of Directors during the course of the upcoming fiscal year.

      In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

      Information about each director and nominee for director at July 31, 2001 follows:

      Nominees For Directors           Principal Occupations During
             For Terms                     Past Five Years And
         Expiring In 2004              Certain Other Directorships
      ----------------------           ----------------------------

William R. Fenoglio              President and CEO of Augat, Inc. from 1994
  Director Since 1997            through 1996.
  Age 62                         Director of IPG, Inc.

Walter F. Greeley                Chairman, High Street Associates, Inc. (a
  Director Since 1989            management and acquisition group) from
  Age 70                         1988 to 2000. Vice President and Counsel
                                 of Surface Coatings, Inc.

Thomas L. King*                  Chairman of the Board of the Company since
  Director Since 1970            January 1992;  President of the Company
  Age 71                         from August 1984 to July 1994; Chief
                                 Executive Officer of the Company from July
                                 1985 to June 1995.

Deborah A. Rosen                 Vice President of the Company since July
  Age 46                         1999; General Counsel of the Company since
                                 January 1998; Secretary of the Company
                                 since October 1997; Assistant Secretary
                                 from June 1987 to December 1997; prior
                                 thereto Senior Corporate Attorney from
                                 September 1987 to December 1997.



      Directors To Continue            Principal Occupations During
       In Office For Terms                 Past Five Years And
         Expiring In 2002              Certain Other Directorships
      ---------------------            ----------------------------

John Bolten, Jr. +               Consultant to the Company.
  Director Since 1955
  Age 81

David R. Crichton                Executive Vice President/Operations of the
  Director Since 1992            Company since June 1989.
  Age 63

Daniel B. Hogan, Ph.D.           President, The Apollo Group (Management
  Director Since 1983            Consultants) since 1991. Associate,
  Age 58                         Department of Psychology, Harvard
                                 University from 1996 through 2000.

      Directors to Continue            Principal Occupations During
       In Office For Terms                 Past Five Years And
        Expiring In 2003               Certain Other Directorships
      ---------------------            ----------------------------

C. Kevin Landry*                 Managing Director and CEO, TA Associates,
  Director Since 1975            Inc. (a private equity firm), Boston, MA
  Age 57                         since January 1994.

                                 Director of SBA Communications
                                 Corporation.

H. Nicholas Muller, III, Ph.D.   President and CEO of The Frank Lloyd
  Director Since 1984            Wright Foundation since May 1996 and prior
  Age 62                         thereto Director of the State Historical
                                 Society of Wisconsin from 1985 to 1996.

Edward J. Trainor*               Chief Executive Officer of the Company
  Director Since 1994            since July 1995; President of the Company
  Age 61                         since July 1994.

___________________
+     Founder of the Company.
*     Member of the Executive Committee of the Board of Directors.

                       STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

      The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 2001 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                                  Beneficial Ownership (1)
                                                 --------------------------
                                                               Percent of
                                                  No. of      Outstanding
            Name                                  Shares      Common Stock
            ----                                  ------      ------------

      John Bolten, Jr.                          192,329 (3)        1.6
      David R. Crichton                          66,443 (2)         **
      Samuel S. Dennis 3d                       322,072 (4)        2.6
      William R. Fenoglio                         2,000             **
      Peter G. Gerstberger                        6,777 (2)(6)      **
      Walter F. Greeley                           2,500             **
      Jerry G. Griffin                           25,929 (2)         **
      Daniel B. Hogan, Ph.D.                      4,560 (5)         **
      Thomas L. King                            152,716            1.2
      C. Kevin Landry                             5,368             **
      H. Nicholas Muller, III, Ph.D.              6,130             **
      Edward F. Paquette                         48,496 (2)         **
      Deborah A. Rosen                           18,678 (2)         **
      Sol Sackel                                 10,416             **
      Edward J. Trainor                         154,084 (2)        1.2
      All Directors and Executive Officers
       as a Group (17 Persons)                1,049,095            8.5

___________________
**    Less than 1% of outstanding Common Stock.
<F1>  As used herein, "beneficial ownership" means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for: 65 shares for Mr. Crichton; 2,000 shares for Mr. Fenoglio; 430 shares for Mr. Gerstberger; 1,300 shares for Mr. Greeley; 483 shares for Mr. Griffin; 4,000 shares for Mr. Landry; 2,162 shares for Mr. Paquette; 10,416 shares for Mr. Sackel; and 20,457 shares for Mr. Trainor, which are jointly held with their respective spouses. The shares owned by spouses or minor children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mrs. Dennis (49,315), Mr. Hogan's children (6,000), Mrs. Landry and their children (60,536), and Mrs. Sackel (2,000).
<F2>  The numbers listed include estimates of the shares held in the
      Standex Employees' Stock Ownership portion of the Standex Retirement Savings Plan at June 30, 2001, which are vested to the accounts of Messrs. Crichton, Trainor, Gerstberger, Griffin and Ms. Rosen. These individuals have voting power over the shares allocated to them in this Plan. In the event of a tender or exchange offer for the Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the Common Stock held in their accounts should be tendered or exchanged. The numbers also include the following shares which are capable of being purchased by exercise of stock options within 60 days of July 31, 2001: Mr. Trainor (64,820); Mr. Crichton (32,774); Mr.
      Paquette (45,767); Mr. Gerstberger (4,520); Mr. Griffin (15,200) and Ms. Rosen (11,800).
<F3>  The number listed includes 28,710 shares held in a trust of which
      Messrs. Bolten, Jr., Hogan and Dennis are trustees. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Bolten, Jr.
<F4>  The number listed includes 15,000 shares held in trusts as to which
      Mr. Dennis was sole trustee and 243,382 shares as to which he was co-trustee. The latter number includes a trust holding 62,188 shares wherein Mr. Dennis was a co-trustee with Messrs. Bolten, Jr. and Hogan. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis.



      Mr. Bolten, Jr. is also a co-trustee with Mr. Dennis of a trust holding 125,738 shares. However, in order to avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis.
<F5>  The number listed includes 2,014 shares held in two trusts as to which Mr. Hogan is a beneficiary.
<F6>  The number listed includes 2,000 shares held in a pension account of which Mr. Gerstberger is the beneficiary.

                             ___________________

Stock Ownership of Certain Beneficial Owners

      The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 2001.

                                                       Beneficial Ownership
                                                            Percent of
        Name and Address                   No. of           Outstanding
      Of Beneficial Owner                  Shares          Common Stock
      -------------------                  ------      --------------------

American Express Trust Company          1,284,037 (1)          10.4%
  American Express Financial
  Corporation as trustee of the
  Standex International Corporation
  Retirement Savings Plan Trust
  (formerly the Employees' Stock
  Ownership Trust)
  1200 Northstar West
  Minneapolis, MN 55440-0534

National Rural Electric                   662,900 (2)           5.4%
  Cooperative Association
  4301 Wilson Boulevard
  Arlington, VA 22203

Wedge Capital Management LLP              612,400 (3)           5.0%
  2920 One First Union Center
  301 South College Street
  Charlotte, NC 28202-6002

___________________
<F1>  This number includes shares allocated to participating employees'
      accounts over which such  participants have sole voting power.
<F2>  National Rural Electric Cooperative Association is an employee benefit plan pension fund subject to the provisions of ERISA. According to its beneficial ownership statement on Form 13G, it has sole voting power and sole dispositive power over the shares.
<F3>  Wedge Capital Management LLP is an investment advisory company registered under Section 203 of the Investment Advisers Act of 1940. It manages funds for clients. Its beneficial ownership as set forth in its most recent statement on Form 13G, filed as of January 5, 2001, consists of 612,400 shares over which it has sole power to vote or to direct the vote.

                              PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years, with the cumulative total stockholder return on the Standard & Poor's Manufacturing (Diversified Industry) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 1996 and the reinvestment of all dividends.

                                                       Cumulative Total Return
                                       --------------------------------------------------------
                                        6/96      6/97      6/98      6/99      6/00      6/01
                                        ----      ----      ----      ----      ----      ----

STANDEX INTERNATIONAL CORPORATION      100.00    108.09    109.31    103.97     62.78     97.15
RUSSELL 2000                           100.00    116.33    135.53    137.56    157.27    158.30
S & P MANUFACTURING (DIVERSIFIED)      100.00    148.48    160.08    212.31    191.56    229.71

                    REPORT OF THE COMPENSATION COMMITTEE
       (FORMERLY KNOWN AS THE SALARY AND EMPLOYEE BENEFITS COMMITTEE)
                          ON EXECUTIVE COMPENSATION

      The Company's Compensation Committee (the "Committee") of the Board of Directors, which during the prior fiscal year was composed of four non-employee members of the Board, establishes and administers the cash and non-cash compensation policies and programs as they relate to executive officers and senior management of the Company. On October 26, 1999, the Company Board of Directors voted to change the name of the Committee from "Salary and Employee Benefits Committee" to "Compensation Committee."

Policies

      The policy of the Company is to provide direct compensation programs and potential earnings opportunities which reflect the relative size and performance of the Company in the industry segment of which it is a part and which accomplish the Company's mission and purpose. Simultaneously, the policy will support the overall objective of attracting, retaining and motivating highly qualified individuals for all positions within the Company. Consistent with this objective, all compensation programs, including those for exec-utives, adhere to the following policies:

* Compensation is based on the level of job responsibility, the individual's level of performance and Company or unit performance.

* Compensation takes into account the value of the job in the marketplace. The Company strives to be competitive with the pay of employers of a similar size and stature who compete with the Company for talent.

* Equity ownership is encouraged at all levels of the Company to align more closely the interests of employees with those of the stockholders. In addition to its Employee Stock Purchase Plan and the Retirement Savings Plan the Company provides key management employees worldwide the opportunity to build significant ownership through periodic equity award grants in the form of stock grants or stock options.

      The compensation of executive officers and senior management is closely related to Company performance and, in addition to base salary, is comprised of annual incentive awards and long-term equity incentive opportunities, each of which is discussed below. Awards are no longer being made under the PIPS program described below, as that program has been phased out.

      During the last fiscal year, the Company adopted a Balanced Performance Plan process ("BPP") which provides a tool to track management performance and ties rewards to results. The BPP is intended to focus the Company and each division on targets and goals in the financial, technology, employee and customer sectors. The compensation of divisional management and executive officers will be measured in part by the results of the BPP.

Base Salary

      Salaries for the year for division presidents, group vice presidents and corporate officers were established after a review of market survey data, prepared by an independent compensation consulting firm, on total compensation for comparable positions, specific information on pay practices for similar positions in peer organizations of similar size, business diversity, complexity and revenue size and generally ranged between the 50th and 75th percentile for senior management and executive officers.

Annual Incentive Program

      During the last fiscal year, the Committee recommended, and the Company implemented, an Annual Incentive Program, which incorporates the Company's previous annual cash bonus program. Annual incentive opportunities are based on achieving financial and non-financial performance goals set under the BPP that are consistent with the strategic direction of the Company for the year and are also reflective of the individual's performance during the year. The annual incentive compensation paid to senior divisional management and executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement (the "Named Executives") takes the form of cash payments (net of deferrals for the purchase of Company stock).

      CASH PORTION: As part of the Annual Incentive Program, cash payments are made to approximately 900 employees of the Company in order to motivate them and reward their contribution toward the financial performance of the Company in the immediately preceding fiscal year. Annual incentive awards are considered for each year for the senior divisional management group as well as the Named Executives. The maximum amount that may be awarded to top divisional management is determined by the Committee on the basis of the Company's overall performance (principally improvement in net income and earnings per share) in the preceding fiscal year.

      This year's specific annual incentive awards to top senior divisional managers are based principally on the net income of each of their respective divisions measured against its historical performance and its performance relative to the other divisions that year. Annual incentive awards to the Named Executives are based principally on the net income and earnings per share of the Company in the preceding year as well as individual performances.

      STOCK UNIT PORTION: As a feature of the Annual Incentive Program, senior management and the Named Executives are required to defer a minimum of 20% (but may defer up to a maximum of 50%) of their bonuses into the purchase of restricted Company stock which vests three years after the award and is paid in the form of stock. The stock is purchased pursuant to the Management Stock Purchase Program ("MSPP") discussed under "Long Term Incentive Program" below.

PIPS Plan

      The Company's PIPS Plan has in the past included a broad group of approximately 275 management employees (including Named Executives). Its objective was to try to increase the earnings per share of the Company on a long-term basis. Sustained increases in the Company's earnings per share presumably, under normal market conditions, would lead to higher prices for the Company's Common Stock. Payments under the PIPS Plan are made only when increases in earnings per share have been achieved over the preceding five-year period. Since the inception of this program, there have been several years where no payments were made.

      The Board of Directors decided in April 1996 that no further grants will be made under the PIPS Plan. However, outstanding grants will be honored and payments will be made as these outstanding PIPS shares mature through the year 2000.

Long Term Incentive Program

      The Company believes that significant stock ownership by the Named Executives and senior divisional management of the Corporation is a major incentive in building stockholder value. Stock options are intended to encourage such stock ownership and to align directly the interests of the Named Executives and other key employees with those of the stockholders. Awards of restricted stock are also periodically made to key employees to recognize performance and motivate long-term commitment to the Company.

      Under the 1994 Stock Option Plan (the "1994 Plan"), executive officers are eligible to receive periodic grants of incentive stock options and/or non-qualified stock options. The 1998 Long Term Incentive

Plan also provides for awards of incentive and/or non-statutory options in addition to grants of restricted stock, the MSPP shares and performance share units ("PSUs"). Incentive stock options are granted at the fair market value of the underlying Common Stock at the date of grant and are exercisable either six months from the date of grant or over a period of years fixed by the Committee. Non-qualified stock options may be granted either at or below fair market value under the 1994 Plan. Non-qualified options may only be granted at fair market value under the 1998 Long Term Incentive Plan. Options and restricted stock generally vest in installments over a period of years while MSPP shares and PSUs cliff vest after a period of years. The vesting features of some of the incentive stock options, all of the non-qualified options, restricted stock, the MSPP shares and PSUs have the effect of providing competitive and leveraged long-term incentive opportunities which will deliver awards for achieving long-term performance goals of the Company and assuring that key employees have earnings opportunities similar and comparable to their peers employed at publicly traded companies and to help them build ownership in the Company.

      The Committee determines and approves the amounts of all grants to executive officers and senior management, the terms of the options and the vesting periods. The size of option grants to executive officers is based on the individual officer's level of responsibility at the time of grant and upon market data as provided by an independent compensation consulting firm.

      MANAGEMENT STOCK PURCHASE PROGRAM: The deferral of a portion of cash awards under the Annual Incentive Program into the purchase of MSPP shares of restricted stock, described above, is a part of the Long Term Incentive Program. The MSPP, developed with the assistance of an independent compensation consulting firm, is intended to increase the incentive for the Company's senior divisional management and Named Executives to purchase and hold the Company's stock, thereby more closely aligning their interests with the interests of the stockholders. Under the MSPP, divisional management and Named Executives defer at least 20% of their annual incentive compensation into the purchase of Management Stock Purchase Shares, which are purchased at 25% below the lower of: (i) the fair market value on the date of grant, or (ii) the fair market value at the end of the corresponding fiscal year. The Management Stock Purchase Shares are subject to a three-year cliff-vesting schedule, and dividends are reinvested in the form of additional shares. Participants in the MSPP may elect to defer up to a maximum of 50% of their annual incentive compensation for the purchase of MSPP shares. MSPP shares acquired by the Named Executives in this fiscal year are reported in the Summary Compensation Table on page 11 of the proxy statement.

      ANNUAL GRANTS OF OPTIONS AND PERFORMANCE SHARE UNITS: Last fiscal year, the Company established, upon recommendation of the Committee, a program pursuant to the 1998 Long Term Incentive Plan authorization under which certain senior management and executives will be rewarded for the achievement of long-term corporate strategic goals. Key employees are awarded, on an annual basis, long-term incentive awards consisting of two components: stock options and PSUs (discussed in further detail below). Awards granted this fiscal year were split 50-50 between these two components, but the split may vary from year to year based on market conditions.

      The value of the stock option portion of the awards granted this year was based on 50% of the assigned aggregate individual's long-term incentive award, was granted at the fair market value as of the date of grant and vests over 5 years. The balance of the long-term incentive award (50%) to each individual was in the form of PSUs which are shares set aside and, after a three-year performance cycle period, may be distributed to the extent key financial targets of the Company discussed below are met. One PSU equals one share of Company Common Stock. For the July 2000-June 2003 performance cycle, the metrics that will be used to determine whether the PSUs will be granted at the end of the performance cycle are: specific measured improvements on return on total capital and growth in operating income. The metrics for each performance cycle may vary depending on the targets established by the Committee and approved by the Board. Performance will vary depending upon results measured by the matrix which could result in none of the PSUs being distributed. The award of PSUs is intended to focus divisional management and executive officers on the overall financial success of the Company. The awards of PSUs to Named Executive are shown on the chart on page 14 of this proxy statement.

      RESTRICTED STOCK GRANTS IN FISCAL 2001: This fiscal year the Committee awarded restricted stock grants on an ad-hoc basis to certain senior divisional management, executive officers and other key employees for retention and incentive purposes. The grants of the restricted stock are approved by the Committee and provide for a three-year vesting period. Dividends on restricted stock accrue during the vesting period, after which they are paid as additional shares at the date of payout. During the last fiscal year, the Committee authorized the Company to grant a total of 47,500 shares of restricted stock to be allocated among certain key employees. Grants to the Named Executives for the fiscal year are reported in the Summary Compensation Table on page 11 and in the 1998 Long Term Incentive Plan Awards Table on page 22 of this proxy statement.

Fiscal 2001 Compensation of the Chief Executive Officer

      The Committee reviewed information provided by independent professional compensation consultants in determining the total compensation for Mr. Trainor for fiscal 2001 and reviewed the financial and non-financial goals established for Mr. Trainor at the end of the prior fiscal year in determining the amount of the annual incentive to be paid for fiscal year 2000 performance.

      Effective October 1, 2000, the base salary of Mr. Trainor, the Chief Executive Officer, was increased from $650,000 to $670,000 per year. This increase reflected the Committee's determination that Mr. Trainor's base salary should be at or near the 75th percentile target for base salary of other chief executives of companies the size and complexity of Standex. The Committee believes that this aggregate compensation is more in line with Mr. Trainor's peers in CEO positions with diversified manufacturing companies of similar revenue size and with similar perceived complexities in the operation of their business. The Board of Directors approved this recommendation. The Committee recommended and the Board approved an annual incentive payment of $236,275 for Mr. Trainor for fiscal 2000. The annual incentive payment for fiscal 2000 reflected achievement of certain financial and non-financial Corporate performance goals under the fiscal 2000 Corporate BPP.

Policy on Deductibility of Compensation

      The tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers is limited by Section 162(m) of the United States Internal Revenue Code (the "Code"). "Performance-based" compensation, as defined in the Code, may be excluded from the $1 million limit, if among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders.

      The Committee does not presently expect that total compensation, subject to the limitations under Section 162(m), for any individual executive will exceed the $1 million limit. While it is the intent of the Committee to remain competitive and to continue to reflect compensation policies in total compensation decisions for the CEO and Named Executives, the Committee will continue to monitor the compensation levels, for purposes of Section 162(m) limitations, that may become payable under the compensation programs of the Company and to structure compensation levels so that they are in the best interests of the Company while satisfying Company compensation policies.

                                       Compensation Committee
                                       Walter F. Greeley, Chairman
                                       Samuel S. Dennis 3d
                                       Daniel B. Hogan
                                       H. Nicholas Muller, III

                           EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 2001, 2000 and 1999, the cash compensation as well as certain other compensation, paid to the Company's chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers ("the named executive officers") at June 30, 2001.

                         SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation
                                                                      ---------------------------------
                                   Annual Compensation                         Awards           Payouts
                         ------------------------------------------   -----------------------   -------
                                                           Other      Restricted   Securities
                                                           Annual       Stock      Underlying    LTIP
      Name and           Fiscal                            Compen-      Awards      Options/    Payouts       All Other
Principal Position        Year    Salary($)   Bonus($)    sation(4)     ($)(5)       SARs(#)    ($)(1)    Compensation(2)(3)
------------------       ------   ---------   --------    ---------   ----------   ----------   -------   ------------------

Edward J. Trainor         2001    $665,000    $177,206     $19,670     $ 35,810      39,100    $ 3,300          $12,023
  President/CEO           2000    $645,750    $176,000     $14,671     $430,956      26,000    $13,920          $12,264
                          1999    $624,750    $160,000                 $    -0-      50,000    $16,500          $ 8,611

David R. Crichton         2001    $410,250    $ 64,285     $21,407     $ 38,971      23,700    $ 1,980          $10,953
  Executive Vice          2000    $386,750    $ 88,000     $ 7,332     $ 35,090      15,100    $11,600          $11,194
  President/Operations    1999    $363,500    $ 75,000                 $    -0-                $14,520          $10,893

Edward F. Paquette        2001    $295,750    $ 49,378     $10,963     $ 19,963      14,200    $   -0-          $ 7,606
  Vice President/CFO      2000    $278,500    $ 60,000     $ 4,998     $ 66,048       9,100    $   -0-          $ 7,847
                          1999    $261,250    $ 35,000                 $ 77,625(6)    3,900    $   -0-          $ 3,685

Jerry G. Griffin          2001    $235,500    $ 23,958     $ 7,978     $ 14,521      11,400    $ 2,310          $ 7,606
  Group Vice President,   2000    $224,250    $ 52,000     $ 4,329     $ 72,309       7,300    $12,180          $ 7,847
  Food Service Group

Peter G. Gerstberger      2001    $222,500    $ 40,618     $13,529     $ 24,637      10,800    $   -0-          $ 7,226
  Group Vice President,
  Consumer Group

___________________
<F1>  LTIP Payouts reflect payments received by the named executive officers pursuant to the Company's profit improvement plan. This plan was terminated with regard to future grants in fiscal year 1996. The outstanding grants mature over five years from date of grant, vesting one-third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash. There is no maximum payout.
<F2>  All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan, a defined contribution plan that was merged along with the Company's 401(k) Plan into the Standex Retirement Savings Plan in fiscal 2000. Estimates of the aggregate amounts contributed to this Plan during fiscal 2001 were $3,356 for each named executive officer; $3,847 for Messrs. Trainor, Crichton, Paquette and Griffin in fiscal 2000; and $4,611 for Messrs. Trainor and Crichton and $2,305 for Mr. Paquette for fiscal 1999.
<F3>  This amount includes the dollar value of term life insurance premiums paid by the Company for Mr. Crichton, $3,347 in both 2001 and 2000, and $2,282 in 1999 and $4,417 in both 2001 and 2000 for Mr. Trainor. Also included are contributions to the Company's 401(k) portion of the Standex Retirement Savings Plan as follows: for 2001, $3,870 for Mr. Gerstberger and $4,250 for Messrs. Trainor, Crichton, Paquette and Griffin; for 2000, $4,000 for each of the named executive officers (excluding Mr. Gerstberger); and for 1999, $4,000 for Messrs. Trainor and Crichton, and $1,380 for Mr. Paquette.



<F4>  For 2001 this amount represents the spread between the closing market price of the stock on June 30, 2000 ($15.875) and the price paid by each named executive ($11.91) multiplied by the number of restricted stock units acquired pursuant to the Management Stock Purchase Program ("MSPP") as further discussed in Note 5. For 2000 this amount represents the spread between the closing market price of the stock on September 10, 1999 ($25.25) and the price paid by each of the named executives ($18.94) multiplied by the number of restricted stock units acquired pursuant to the MSPP.
<F5>  Included in this column are restricted stock unit grants ("RSUs")
      made under the 1998 Long Term Incentive Plan of 15,000, 1,000, 2,200 and 2,450 shares, made in fiscal 2000 respectively to Messrs. Trainor, Crichton, Paquette and Griffin with the following aggregate values, based on a market value of the stock on June 30, 2000 of $15.87: $238,050 (Mr. Trainor); $15,870 (Mr. Crichton); $34,914 (Mr.
      Paquette); and $38,882 (Mr. Griffin). There are no performance based restrictions to vesting. The RSUs vest after a three-year holding period, and dividends will accrue and be paid in the form of additional stock at the end of the vesting period. No such RSU grants were made in fiscal 2001.
      All other amounts listed represent the dollar amount (net of any consideration paid by the named executive) of RSUs received pursuant to the MSPP. These amounts are determined by multiplying the number of units received by the lower of (i) the closing market price of the stock on the date of grant or (ii) the closing market price of the stock on the last day of the just completed fiscal year. In June, 2000 and 1999, each of the named executives, respectively, elected to defer a portion of his annual bonus compensation into the purchase of restricted stock under the MSPP. The shares were purchased for 25% below the fair market value on June 30, 2000 for fiscal 2001 and for 25% below the fair market value on the date of purchase for fiscal 2000. They are subject to a three-year cliff vesting period from the respective dates of purchase. Each share was purchased for $11.91 in fiscal 2001 (June 30, 2000 closing price of $15.875 less 25%) and for $18.94 (closing price of $25.25 less 25%) in fiscal 2000. There are no performance based restrictions to vesting. Dividends accrue and are reinvested in the form of additional shares. For fiscal 2001, under the MSPP, the named executives purchased the following number of RSUs (inclusive of reinvested dividends): 5,106 (Mr. Trainor); 5,557 (Mr. Crichton); 2,845 (Mr. Paquette), 2,071 (Mr. Griffin) and 3,511 (Mr. Gerstberger). The aggregate values of these RSUs based on the closing market price of Company stock on June 30, 2001 ($23.60) for each named executive is: $120,501 (Mr. Trainor); $131,145 (Mr. Crichton); $67,142 (Mr. Paquette); $48,876 (Mr. Griffin) and $82,860 (Mr. Gerstberger). Under the MSPP, the named executives held the following number of RSUs (inclusive of reinvested dividends) as of June 30, 2000: 2,404 (Mr. Trainor); 1,202 (Mr. Crichton); 820 (Mr.
      Paquette); 710 (Mr. Griffin). The aggregate values of these RSUs, calculated based on the closing market price of Company stock of $15.87, on June 30, 2000, for each named executive are as follows:
      $38,151 (Mr. Trainor); $19,076 (Mr. Crichton); $13,013 (Mr.
      Paquette); $11,268 (Mr. Griffin).
<F6>  This reflects an RSU grant of 3,000 shares, with an aggregate value of $82,125, based on a market value of the stock on June 30, 1999 of $27.375. There are no performance based restrictions to vesting. The RSUs vest in annual increments equal to one-third of the total shares. Dividends will accrue and be paid in the form of stock at the end of the vesting period. There were no other RSU grants during fiscal 1999 to the other named executives.

                             ___________________

Stock Options

      The following table provides information on stock options granted to the named executives in fiscal 2001. This information is also provided in the Summary Compensation Table, on page 11 of this proxy statement, in the column entitled "Securities Underlying Options/SARs."

                   STOCK OPTION/ SAR GRANTS IN FISCAL 2001
                              INDIVIDUAL GRANTS

                           Number of
                           Securities       % of Total                                    Grant Date
                           Underlying     Options Granted    Exercise or                   Present
                            Options        to Employees      Base Price     Expiration      Value
       Name              Granted(#)(1)    in Fiscal Year       ($/Sh)          Date         ($)(2)
       ----              -------------    ---------------    -----------    ----------    ----------

Edward J. Trainor            39,100           20.97%           $18.69         8/22/07      $217,419

David R. Crichton            23,700           12.71%           $18.69         8/22/07      $131,786

Edward F. Paquette           14,200            7.61%           $18.69         8/22/07      $ 78,961

Jerry G. Griffin             11,400            6.11%           $18.69         8/22/07      $ 63,391

Peter G. Gerstberger         10,800            5.79%           $18.69         8/22/07      $ 60,055

___________________
<F1>  Options granted are first exercisable one year from the respective dates of grant in annual increments of one-third of the aggregate shares subject to grant for Messrs. Trainor, Crichton and Paquette, and one-fifth of the aggregate number of shares for Messrs. Griffin and Gerstberger. All options were granted at a purchase price per share of 100% of the fair market value of the Company's Common Stock on the date of grant. The options will be exercisable immediately upon a change in control of the Company as that term is defined in the 1998 Long Term Incentive Plan of the Company under which all of the options were respectively granted.
<F2>  In accordance with Securities and Exchange Commission Rules, the
      Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted. Assumptions used to calculate Grant Date Present Value for each of the options granted were: expected volatility, .355; risk free rate of return, 6.04%; dividend yield, 4.28%; and time of exercise, 7 years. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions in the option. The Company does not believe that the Black-Scholes model used, or any other model whether or not modified, can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by the Black-Scholes model or any other model. Any future values realized will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

      The following table provides information on stock options exercised during fiscal 2001 and options outstanding on June 30, 2001.


               AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 2001
                      AND FISCAL YEAR END OPTION VALUES

                                                                 Number of Securities           Value of Unexercised
                                                             Underlying Unexercised Options    In-the-Money Options at
                                                                   At Fiscal Year End           Fiscal Year End($)(2)
                       Shares Acquired         Value                Exercisable/(E)                Exercisable/(E)
      Name             On Exercise (#)    Realized ($)(1)          Unexercisable/(U)              Unexercisable/(U)
      ----             ---------------    ---------------    ------------------------------    -----------------------

Edward J. Trainor          108,000           $160,000                 57,000 (E)                    $  5,200 (E)
                                                                      73,100 (U)                    $202,479 (U)

David R. Crichton              -0-                -0-                 28,034 (E)                    $  3,020 (E)
                                                                      33,766 (U)                    $122,466 (U)

Edward F. Paquette             -0-                -0-                 28,534 (E)                    $  1,820 (E)
                                                                      20,266 (U)                    $ 73,397 (U)

Jerry G. Griffin               -0-                -0-                 11,460 (E)                    $    876 (E)
                                                                      17,240 (U)                    $ 59,507 (U)

Peter G. Gerstberger           -0-                -0-                  2,360 (E)                    $  2,541 (E)
                                                                      17,740 (U)                    $ 58,907 (U)

___________________
<F1>  Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2>  Calculated based on June 30, 2001 market price of $23.60 less the price to be paid upon exercise.

      The following table provides information on Performance Share Units awarded under the 1998 Long Term Incentive Plan during fiscal 2001.

               LONG TERM INCENTIVE PLAN AWARDS IN FISCAL 2001

                                                                 Estimated
                                                              Future Payouts
                                                              Under Non-Stock
                                         Performance or      Price-Based Plans
                         Number of     Other Period Until    (Target Number of
                        Performance        Maturation        Performance Share
      Name              Share Units        Or Payout             Units(1))
      ----              -----------    ------------------    -----------------

Edward J. Trainor         15,700       July 2000-June 2003        15,700
David R. Crichton          9,500       July 2000-June 2003         9,500
Edward F. Paquette         5,700       July 2000-June 2003         5,700
Jerry G. Griffin           4,600       July 2000-June 2003         4,600
Peter G. Gerstberger       4,300       July 2000-June 2003         4,300



___________________
<F1>  In fiscal year 2001, the Compensation Committee (the "Committee")
      authorized the award under the 1998 Long Term Incentive Plan of Performance Share Units ("PSUs"). The PSUs earned by the named executives at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Committee. One PSU represents one share of Company Common Stock set aside and designated as a PSU. At the end of fiscal year 2003, a Company performance matrix will be examined to determine whether the Company's long-term financial goals have been met such that PSUs may be distributed. The financial measures selected for the above performance period range between 8% and 12% return on total capital and between 2% and 10% growth in operating income. The Committee has the discretion to amend the financial performance measures under the PSU program. Performance will vary depending upon results measured by the matrix which could result in none of the PSUs being distributed at the end of the three-year performance cycle. Based on the foregoing, threshold and maximum amounts cannot be quantified. Recipients of the PSUs do not receive dividend rights until such time as the shares underlying the PSUs have been issued. There are no holding restrictions on the Company stock once the PSUs are distributed.

                             ___________________

Pension Plan Table

      The following table shows the estimated annual benefits payable upon retirement for the named executive officers (other than Mr. Paquette who does not participate in the Company's retirement plans) in the Summary Compensation Table and years of service classifications indicated under the Company's retirement plans:

                                        Years of Service
                         ---------------------------------------------
Average Compensation       10           20           25           30
--------------------       --           --           --           --

       200,000           27,000       54,000       67,500       81,000
       300,000           40,500       81,000      101,250      121,500
       400,000           54,000      108,000      135,000      162,000
       500,000           67,500      135,000      168,750      202,500
       600,000           81,000      162,000      202,500      243,000
       700,000           94,500      189,000      236,250      283,500
       800,000          108,000      216,000      270,000      324,000
       900,000          121,500      243,000      303,750      364,500
     1,000,000          135,000      270,000      337,500      405,000
     1,100,000          148,500      297,000      371,250      445,500

      Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Effective December 31, 1997 accrual rates under the Company's qualified retirement plan for certain named executives in the Summary Compensation Table are as follows: Mr. Trainor 3.85%; Mr. Crichton 2.35%; and Messrs. Griffin and Gerstberger 2.35%. In addition, participants who were ever employed by the Company in the position of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel or Group Vice President will receive an accrual rate of 2.35% and Division Presidents will receive an accrual rate of 1.60%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three.

      The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits are accounted for by the Company as an operating expense and are accrued over the expected working career of the employee.

      As a mechanism for funding the pension amounts that exceed the tax-qualified limits, in fiscal year 2000 the Company issued restricted stock to salaried employees who are projected to have an unfunded Supplemental Retirement Plan benefit greater than 20% of his/her total retirement benefit. The restricted stock was issued pursuant to the 1998 Long Term Incentive Plan ("LTIP"). The number of shares of restricted stock issued to each such employee was dependent upon his/her age in fiscal year 2000. For each such employee between ages 55 and 60, 50% of the Supplemental Retirement Plan benefit is funded with restricted stock. For each such employee between ages 60 and 63, 75% of the obligation is funded with restricted stock, and for each such employee age 63 and older, 85% of the obligation is funded with restricted stock. Each such employee made an election to participate in this restricted stock award. At the employee's respective retirement, if the value of the restricted stock equals or exceeds the value of the supplemental benefit, the restricted stock only shall be issued. If the value of the stock is less than the calculated supplemental benefit, cash shall be used to satisfy the remaining unfunded supplemental pension benefit. Because of the LTIP limitations on issuance of RSUs the balance of Mr. Trainor's election to receive RSUs was completed in fiscal 2001. In satisfaction of this election Mr. Trainor received a grant of 10,651 shares. These shares are reported on the Stock Ownership Table on page 4 of this proxy statement.

      The compensation covered by the pension benefit is based on the combined amounts set forth under the headings "Salary" (on a calendar year basis), "Bonus" and "LTIP Payouts" of the Summary Compensation Table. The years of credited service as of June 30, 2001 for the executive officers named on the Summary Compensation Table are as follows: Edward J. Trainor, 17 years; David R. Crichton, 29 years; Jerry G. Griffin, 21 years and Peter
G. Gerstberger, 2 years. Mr. Paquette does not participate in the Company Retirement Plan.

Employment Agreements and Change in Control Arrangements

      Messrs. Trainor, Crichton and Paquette each have employment agreements with the Company, which provide for full-time employment for Messrs. Trainor and Crichton through December 31, 2002, and full-time employment until August 31, 2001 for Mr. Paquette. Mr. Paquette retired from the Company on August 31, 2001. Mr. Trainor's employment agreement automatically renews for two consecutive three-year terms unless notice of termination is given one year prior to the end of the then current term. The agreements provide for the payment of minimum annual compensation to the executives along with participation in benefit programs available to all executives. Their respective agreements prohibit Messrs. Trainor, Crichton and Paquette from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. Mr. Trainor presently receives base compensation under his agreement at an annual rate of $670,000, Mr. Crichton receives $416,000 and Mr. Paquette receives $300,000.

      The named executives' respective employment agreements contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination, subsequent to such a change in control, payment of three times the respective executive's then current, annual base salary and bonus (except for Mr. Paquette, who would receive one times his then current, annual base salary and bonus), 100% vesting in all benefit plans in which the executive participates and three additional years of benefit service credited to the executive under the Company's retirement plans (except for Mr. Paquette). Additionally, all life and medical insurance plans would be continued for three years for each terminated executive, other than Mr. Paquette, who would receive continued life insurance and medical plan benefits for a one-year period. Finally, Mr. Paquette would become 100% vested in all options granted pursuant to his employment agreement.

      Further, the named executives' respective employment agreements contain provisions providing that, in the event of a hostile change in control as defined in their employment agreements, and if in such event the Internal Revenue Service (the "IRS") imposes an excise tax on the payments received under the respective employment agreements, then the Company will fully fund any excise tax assessed against the named executive, such that the payments received by the named executive will not be reduced by any IRS-imposed tax penalty.

                  OTHER INFORMATION CONCERNING THE COMPANY

                    BOARD OF DIRECTORS AND ITS COMMITTEES

      Six meetings of the Board of Directors were held during the fiscal year ended June 30, 2001. Each director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served with the exception of Mr. Bolten, Jr. who attended 67% of the meetings.

Compensation Committee

      The Board has a Compensation Committee consisting of Messrs. Greeley (Chairman), Dennis, Hogan and Muller. During fiscal 2001, the Committee held seven meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan, the 1994 Stock Option Plan and the 1998 Long Term Incentive Plan.

Audit Committee

      Messrs. Landry (Chairman), Fenoglio and Greeley serve on the Company's Audit Committee. All of these directors are independent as defined by the New York Stock Exchange rules. During fiscal 2001, the Committee met on five occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors. During fiscal year 2000, the Committee recommended the adoption by the Board of an Audit Committee Charter which sets forth the responsibilities and duties of the Committee. The Board approved and adopted the Committee Charter on October 26, 1999. At the recommendation of the Committee, on April 25, 2001 the Board of Directors adopted an amended version of the Charter. The current Charter appears as Appendix A hereto. The report of the Committee for the past fiscal year appears below.

                           Audit Committee Report

      The Audit Committee of the Board of Directors (the "Committee") is entirely made up of independent directors as defined in the New York Stock Exchange listing standards. It operates pursuant to a charter, which appears below.

      The Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the U. S.

      In this context, the Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Committee has considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended June 30, 2001, for filing with the Securities and Exchange Commission.

                                       Audit Committee
                                       C. Kevin Landry, Chairman
                                       William R. Fenoglio, Member
                                       Walter F. Greeley, Member

Nominating Committee

      During the fiscal year, the Nominating Committee of the Board consisted of Messrs. Muller (Chairman), King, Sackel and Trainor. The function of the Committee is to consider and recommend to the Board nominees for election as directors of the Company. The Committee will consider nominees recommended by stockholders. Although no formal procedure has been established, stockholders may submit recommendations to the Secretary of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 at the time set forth for submitting shareholder proposals generally.

Directors' Fees

      During fiscal 2001, the Company paid certain non-employee directors $22,000 as a retainer plus $1,000 for each Board meeting attended. Each director also received $750 for each Committee meeting attended. Additionally, non-employee directors serving as Committee chairmen were paid $1,000 for serving in that capacity for the fiscal year. The Chairman of the Board receives an additional annual retainer of $2,000.

Indebtedness of Management

      The Company has a Stock Option Loan Plan pursuant to which it has made loans to employees to enable them to exercise stock options. Loans under this plan are made at market interest rates at the time the loan is extended. The loans must be repaid within ten years. Regular quarterly payments are made which reduce the outstanding indebtedness. The Company holds as collateral all stock received on the exercise of options under this plan.

      The largest amount of indebtedness outstanding under this plan as to certain directors and officers of the Company at any time since the beginning of the last fiscal year, as well as the amount outstanding as of July 31, 2001, is as follows:

                               Largest
                                Amount            Amount
                             Outstanding      Outstanding
          Name of               Since             As of
         Individual          July 1, 2000     July 31, 2001
         ----------          ------------     -------------

      Jerry G. Griffin         $157,766         $   -0-

          PROPOSAL 2-AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

      The Standex International Corporation Employee Stock Purchase Plan (the "ESPP") was adopted by the Board of Directors on July 30, 1997 and approved by the stockholders on October 28, 1997. The ESPP originally allowed 400,000 shares of Common Stock to be purchased by U. S. resident employees who are not 5% stockholders of the Company. The purpose of the Plan is to provide a convenient low cost vehicle for employees to become investors in the Company. There are approximately 815 employees who participate in the ESPP out of 3,900 eligible employees. The Board believes that employees who acquire a proprietary interest in the Company through the purchase of stock will be more highly motivated to advance the interests of the Company. The number of shares of Common Stock presently available for purchase is 97,825 shares and based upon estimated and historical quarterly usage this amount would not be sufficient for purchases through the end of October, 2002. The Board of Directors has adopted an amendment to the ESPP, subject to stockholder approval, to increase by 200,000 the number of shares of Common Stock of the Company available for purchase under the ESPP.

Description of Material Features of the ESPP

      Eligibility. A U. S. resident employee who works 20 hours or more per week is eligible to participate in the ESPP as of the first day of any calendar quarter after the employee becomes employed by the Company. Non-employee directors and employees (i) who are customarily employed for not more than five months in any calendar year or (ii) who own 5% or more of the voting stock of the Company are not eligible. All eligible employees enjoy equal rights and privileges under the ESPP.

      Stock Subject to the ESPP. The stock offered under the ESPP consists of shares of the Common Stock of the Company, par value $1.50 per share, and may include authorized but unissued shares or treasury shares. At July 31, 2001, the market value of the Common Stock was $23.35.

      Purchase of Stock. The ESPP grants to each eligible employee an option, on the first business day of each quarter, to purchase shares of Common Stock on the last business day of each quarter. The price paid is 85% of the market price on the New York Stock Exchange at the beginning or end of the quarter, whichever is less. The purchase price will be paid by payroll deductions which may not exceed 10% of gross compensation up to a maximum of $7,500 per year.

      Participation. A participant may increase or decrease his/her payroll deduction once every three months. A participant may withdraw from the ESPP at any time but may not reenter the ESPP until the commencement of the calendar quarter following the expiration of three months from his/her last termination of participation. In the event of termination of participation, any withholdings made from the participant's pay during the then current quarter shall be either used to purchase shares under the ESPP at the end of that quarter or, if the participant so requests prior to the end of that quarter, refunded to the participant. Upon termination of employment, a certificate will be issued for all whole shares totaling 100 or more and a check will be issued for any fractional shares remaining in the participant's account. Shares totaling less than 100 will be sold by the transfer agent and the proceeds remitted to the participant.

      Amendment, Termination. Either the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company (the "Committee") may amend or terminate the ESPP at any time, except that, without the approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing the aggregate number of shares which may be issued under the ESPP (except pursuant to recapitalizations, reclassifications, stock splits, stock dividends or other subdivisions or combinations affecting the Common Stock) or (ii) changing the class of employees eligible to receive options under the ESPP.

      Taxes. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. This section provides that participants do not realize any income at the date of grant or at the time of receipt of the shares and that such income is postponed until they dispose of the shares. The tax consequences to participants upon disposition is dependent upon the variables determining the option price, the sale price and the holding period. The Company is entitled to a deduction under Section 162 of the Internal Revenue Code only to the extent that ordinary income is realized by the participant as a result of disqualifying dispositions.

      Administration. The ESPP will be administered by the Committee which is empowered to adopt rules and regulations concerning the administration and interpretation of the ESPP.

      Plan Duration. The ESPP will continue in effect until (i) the day that participants become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase, or
(ii) terminated by the Committee.

      Participation in the ESPP is voluntary and is dependent upon each eligible employee's election to participate and such employee's determination as to the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable. The following table sets forth certain information regarding shares purchased during the last fiscal year under the ESPP by each of the named executive officers, all current executive officers as a group and all employees and non-executive officers as a group:

                                                                        Number of
            Name and Position                   Dollar Value ($)    Shares Purchased
            -----------------                   ----------------    ----------------

Edward J. Trainor                                  $    7,495              459
  President/CEO

David R. Crichton                                  $    7,495              459
  Executive Vice President/Operations

Edward F. Paquette                                 $    7,495              459
  Vice President/CFO

Jerry G. Griffin                                   $      246               15
  Group Vice President/Food Service Group

Peter G. Gerstberger                               $    7,495              459
  Group Vice President/Consumer Group

All Executive Officers as a Group (7 persons)      $   41,362            2,531

All Employees and Non-Executive Officers
 as a Group (approximately 815 persons)            $1,198,598           73,548

      Effect of Vote. A favorable vote by the holders of a majority of the Company's Common Stock present or represented and entitled to a vote at the Annual Meeting, at which a quorum is present, is required to adopt the proposed amendment to the ESPP.

      The Board of Directors recommends a vote "FOR" the proposal to amend the Standex International Corporation Employee Stock Purchase Plan in order to increase by 200,000 the number of shares of Common Stock available for purchase under the Plan. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a contrary vote is specified.

         PROPOSAL 3 - AMENDMENT TO THE 1998 LONG TERM INCENTIVE PLAN

      The Standex International Corporation 1998 Long Term Incentive Plan (the "Plan") allows the Company to grant various forms of long-term incentives to its key employees.

      The Plan was adopted by the Board of Directors on July 29, 1998 and approved by the stockholders on October 27, 1998. The purpose of the Plan is to attract, compensate and retain officers, outside directors and key employees of the Company and to align the financial interests of these key employees with the stockholders of the Company. The Board believes that employees and directors who acquire a proprietary interest in the Company through the acquisition of stock will be more highly motivated to advance the interests of the Company. Further, the Board believes that over the years the Company's stock option plans have benefited stockholders by allowing the Company to attract, retain and motivate its key employees. There are approximately 100 employees who will be eligible to participate in the Plan. Under the Plan, 456,101 shares have been granted in the form of stock options and 207,479 shares have been granted in the form of restricted stock grants leaving 136,400 shares remaining available for grants. The number of shares remaining available for grant are not sufficient to continue the objectives of the Board relating to attracting and retaining key Company employees and motivating such employees to advance the interests of the Company.

      The Board of Directors has adopted an amendment to the Plan, subject to stockholder approval, to increase the total number of shares available for grant by 800,000, of which a maximum of 400,000 would be available for issuance in the form of stock awards. All other grant limitations under the Plan would remain in effect.

Description of Material Features of the Plan

      General. The purpose of the Plan, in addition to attracting and retaining key management employees and outside directors, is to increase stockholder value by providing compensatory incentives to certain key employees and directors to motivate them to apply their best efforts towards improving the performance of the Company.

      Stock Subject to the Plan. The stock offered under the Plan consists of shares of the Common Stock of the Company, par value $1.50 per share, and may include authorized but unissued shares or treasury shares. Under the proposed amendment an additional 800,000 shares of Company Common Stock would be available to make grants, of which the maximum number of shares issuable in the form of Stock Awards (as described on page 23) under the Plan is 400,000. At July 31, 2001, the market value of the Common Stock was $23.35. The maximum number of shares of Common Stock issuable in the form of Non-Statutory Stock Options or Incentive Stock Options to any individual employee is 25% of all options eligible to be granted in any 12-month period. The maximum number of shares of Common Stock issuable in the form of Stock Awards to any individual employee is 50,000 shares of Common Stock in any 12-month period.

      Administration and Eligibility. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") which consists of two or more non-employee, disinterested directors (as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 [the "Exchange Act"] or any similar rule that may subsequently be in effect) designated by the Board of Directors. Each of these directors is an "outside director" within the meaning of
Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

      The Committee is authorized, from time to time, to grant non-statutory stock options, incentive stock options, stock awards and performance awards (collectively referred to as "Awards") under the Plan to the Plan participants, as the Committee in its discretion selects. The Company cannot identify the benefits or amounts that will be received by or allocated to each of the participants. During fiscal year 2001 the following benefits or amounts were received by or allocated to each of the named executives, each nominee for election as a director, all executive officers as a group and the non-executive officer employee group. No grants were made to non-executive directors, non-employee directors, or any associates of any directors, executive officer or nominee.

                              NEW PLAN BENEFITS
           1998 LONG TERM INCENTIVE PLAN AWARDS DURING FISCAL 2001

               Name and                # of Shares       # of Shares       # of Shares
               Position               Stock Options    Restricted Stock        MSPP       PSUs(#)
               --------               -------------    ----------------    -----------    -------

Edward Trainor                            39,100            10,651            4,961        15,700
  President/CEO

David Crichton                            23,700               -0-            5,399         9,500
  Executive Vice President/Operations

Edward Paquette                           14,200               -0-            2,765         5,700
  Vice President/CFO

Jerry Griffin                             11,400               -0-            2,012         4,600
  Group Vice President,
  Food Service Group

Peter G. Gerstberger                      10,800               -0-            3,411         4,300
  Group Vice President,
  Consumer Group

Deborah A. Rosen                           8,700               -0-              977         3,500
  Nominee for Director

Executive Group                          113,900            42,100           21,339        45,700

Non-Executive Officer Employee Group      72,600             5,400           11,781        28,400

      The Committee shall determine the terms of the Awards including, but not limited to, the type, number, vesting requirements and other features and conditions of such Awards. The Committee shall also interpret the Plan and adopt rules and guidelines as it deems appropriate to implement the Plan.

      Types of Awards/Award Agreements. Each Award shall be evidenced by a written agreement containing such provisions and conditions as may be designated by the Committee in accordance with the Plan. Each agreement shall contain the type of Award granted, the exercise price of any option, the number of shares subject to the Award, the expiration date of the Award, the vesting schedule, and any restrictions or conditions placed upon the Award or the shares which may be issued upon exercise of such Award.

      Pursuant to the Plan the following Awards may be granted:

      1. Stock Options. Pursuant to the Plan, the Committee may grant non-statutory stock options to eligible participants and incentive stock options to eligible employees to purchase shares of Common Stock from the Company. No non-statutory stock option or incentive stock option may be granted with a purchase price less than the fair market value of the shares subject to the option on the date of grant. The term of the stock options may not be more than ten years from the date of grant. No incentive stock option may be transferred by other than will or the laws of descent and distribution. No participant may receive, in any twelve month period, stock options which in the aggregate represent more than 25% of all options eligible to be granted under the Plan. Payment of the option price shall be in such form and manner as approved by the Committee including, but not limited to, payment in the form of cash, stock or other Awards having a fair market value on the exercise date equal to the exercise price.

      2. Stock Awards. The Committee may make Stock Awards consisting of the granting of some number of shares of Common Stock to an employee, without payment, subject to a vesting schedule established by the Committee and terms and conditions which may be satisfied prior to vesting or any installment or portion of the Stock Award, including, but not limited to achievement of specific business objectives, attainment of growth rates, attainment of profit and/or other performance objectives for the Company or one of its operating units or groups to be achieved by the end of a specified period or other measurement of performance. Stock Awards may not be transferred other than by will or the laws of descent and distribution. No participant shall be entitled to receive more than 50,000 shares of Common Stock covered by a Stock Award in any 12-month period. Additionally, the maximum aggregate number of shares which may be granted under the Plan in the form of Stock Awards, inclusive of the amount proposed, is 700,000 shares from an aggregate of 1,600,000 (which is comprised of 800,000 approved by the shareholders in 1998 and the additional 800,000 shares proposed herein).

      3. Performance Awards. Performance awards, consisting of the contingent right of a participant to receive payment of "shares" or "units," may be granted by the Committee. To the extent that performance goals, vesting periods and other terms and conditions established by the Committee are satisfied, the recipient of the award shall receive the value of the shares or units, based on a formula established by the Committee in the form of either cash or Common Stock.

      Section 162(m) Performance Goals. Pursuant to the Plan, all grants of performance awards and stock awards to executive officers of the Company will be granted, administered and subject to the attainment of performance goals in compliance with the provisions of Section 162(m) of the Code.

      Acceleration of Grants. In the event of a change in control of the Company (as specified in the Plan), all outstanding stock options shall be 100% vested and exercisable upon the participant's termination of employment or service occurring within 24 months following a change in control and shall remain exercisable for a period of ten years from the date of grant.

      Federal Income Tax Consequences. THE FOLLOWING INFORMATION IS A GENERAL SUMMARY, AS OF THE DATE OF THIS PROXY STATEMENT, OF THE FEDERAL INCOME TAX

CONSEQUENCES TO THE COMPANY AND PARTICIPANTS IN CONNECTION WITH PARTICIPATION IN THE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR EACH PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THEIR SPECIFIC TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

      An employee who is awarded an incentive stock option (intended to qualify under Section 422 of the Code) does not recognize taxable income at the time of grant or at the time of exercise of the option, but the excess of the fair market value of the shares acquired over the option price may be an item of tax preference for purposes of the alternative minimum tax. If the employee makes no disposition of the shares acquired within a one-year period after the shares are transferred to him/her (and within two years after the option was granted), any gain or loss realized on the sale of the shares will be treated as long-term capital gain or loss. The Company is not entitled to any deduction in connection with the award or exercise of an incentive stock option or a disposition of the shares in the above circumstances. If the employee fails to hold the shares for the required length of time, the employee will be treated as having received compensation in the year of disposition in an amount equal to the lesser of
(i) the excess of the fair market value of the shares on the date of exercise over their option price, or (ii) the gain realized on the sale of the shares. The compensation recognized is taxable as ordinary income. The Company will be entitled to a tax deduction for the amount of the compensation. Excess gain over the amount treated as compensation is capital gain.

      A participant who is awarded a non-statutory stock does not recognize taxable income at the time of grant, but will recognize compensation income upon exercise of the option. The income recognized in this event is equal to the excess of the fair market value of the share upon the exercise date over the exercise price. Upon disposition of the purchased shares, the participant will recognize a capital gain or loss, equal to the difference in the sale price of the shares and the participant's tax basis in those shares. The tax basis is equal to the exercise price plus the compensation income recognized with respect to those shares. The Company is not entitled to a deduction upon grant of such stock options, but is entitled to a deduction upon the exercise of these options for the amount of compensation income recognized by the participant.

      Performance Awards (in cash and/or Common Stock) will be taxable as additional compensation to the recipient at the time of payment. Stock Awards do not constitute taxable income until such time as restrictions lapse with regard to any installment, unless the participant elects (under
Section 83(b) of the Code) to realize taxable ordinary income in the year of the Award in the amount equal to the fair market value of the Stock Award at the time of the Award, determined without regard to restrictions. The Company will be entitled to a deduction when income is taxable to a participant. The amount of taxable income to the participant and corresponding deduction will be equal to the total amount of the cash and/or dividend equivalents earned on Awards and will be taxable as compensation to the participant and deductible by the Company at the time of payment.

      Amendment, Termination. The Board of Directors of the Company may amend or terminate the Plan at any time, except that, without the approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made to the extent such approval is required by law, agreement or any exchange on which the Common Stock is traded, and provided further, that no amendment, termination or modification may adversely affect the right of a participant under an outstanding Award without the written permission of such participant.

      The right to grant Awards under the Plan will terminate upon the earlier of (a) ten years after the effective date of the Plan; or (b) the date on which the issuance of a number of shares of Common Stock pursuant to the exercise of options or the distribution of stock awards together with the exercise of performance shares is equivalent to the maximum number of shares reserved under the Plan as set forth above.

      Effect of Vote. A favorable vote by the holders of a majority of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting, at which a quorum is present, is required to adopt the proposed amendment to the Plan.

      The Board of Directors recommends a vote "FOR" the proposal to amend the Standex International Corporation 1998 Long Term Incentive Plan in order to increase by 800,000 shares of Common Stock of the Company available for grants under the Plan. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a contrary vote is specified.

                       PROPOSAL 4-APPROVAL OF AUDITORS

      Subject to approval by the stockholders, the Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 2002. This firm and two of its predecessor firms have been auditors of the Company since 1955.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Fees

      The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company's annual financial statements for fiscal 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2001 were $723,000.

Financial Information Systems Design and Implementation Fees

      There were no fees paid to Deloitte & Touche LLP for financial information systems design and implementation services in fiscal 2001.

Other Fees

      The aggregate fees for services rendered by Deloitte & Touche LLP for fiscal 2001, other than for the audit and financial information systems design and implementation services, were $501,000.

      A copy of the Company's Annual Report on Form 10-K may be obtained, without charge, by writing to Standex International Corporation, Investor Relations Department, 6 Manor Parkway, Salem, NH 03079. Alternatively, Form 10-K may be reviewed on line at: www.standex.com.

                               OTHER PROPOSALS

      Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to the Securities Exchange Act of 1934, the Company's executive officers, directors and persons who own more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

      Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 2001 all executive officers, directors and persons holding more than 10% of the Company's Common Stock have complied with such filing requirements except C. Kevin Landry, who filed one late Form 4 for one transaction which occurred in December 2000. That report was ultimately filed in August 2001.

                            STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for consideration at the 2002 Annual Meeting of Stockholders must submit such proposal to the Company, in writing, on or before May 23, 2002.

      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company on or before August 7, 2002.

                                       By the Board of Directors

                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary

September 20, 2001

                                                                 APPENDIX A

                           AUDIT COMMITTEE CHARTER

PURPOSE
-------

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports provided by the Corporation to its stockholders and the general public; the Corporation's systems of internal controls regarding finance and accounting; and the Corporation's auditing, accounting and financial reporting process. The Audit Committee's primary duties and responsibilities are to:

      1. Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

      2.    Oversee and appraise the internal audit department.

      3.    Select the external auditors and confirm their independence.

      4. Provide an open avenue of communication among the external auditors, financial and senior management, the internal audit department, and the Board of Directors.

ORGANIZATION
------------

      The Audit Committee shall be comprised of three directors as determined by the Board of Directors, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his independent judgement as a member of the Committee. All members shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall, by reason of experience and background, demonstrate a reasonably high level of expertise and sophistication in accounting and financial reporting matters.

RESPONSIBILITIES AND DUTIES
---------------------------

      1.    Review and update this charter as conditions dictate.

      2. Meet with the Manager of Internal Audit, the external auditors and financial management to review the scope of the audit for the current year and the audit procedures to be utilized. At the conclusion of the audit year, review the results of the audit, including any comments or recommendations of the independent auditors. Additionally, if an audit report is considered to be significant or unusual during the year, it will be brought to the attention and discussed with the Audit Committee on a timely basis. If appropriate, meet privately with the Manager of Internal Audit, the external auditors, and/or management to discuss their respective concerns.

      3. Appraise with the external auditors, the Manager of Internal Audit, and financial management the adequacy and effectiveness of the accounting and financial controls of the Corporation and the appropriateness of the Corporation's accounting principles. Elicit any recommendations for the improvement of such internal controls and/or accounting principles.

      4. Prior to the release of the Annual Report to the shareholders and the public, review the financial statements contained therein with management and the external auditors to determine that the disclosures and content of the financial statements are satisfactory. In addition, any changes in accounting principles should be discussed.

      5. Discuss with the external auditors and management, via telephone if appropriate, the quarterly financial statements before the results are released to the shareholders and the public.

      6. Review the internal audit function including the independence of its reporting obligations, the proposed audit plans for the forthcoming year, and the coordination of such plans with the independent auditors. Consider the contents of the internal audit reports to management and management's responses.

      7. Inquire of management (including the General Counsel), the independent auditor, and the Manager of Internal Audit about significant risks or exposures that could financially impact the Company and assess the steps management has taken to minimize such risks.

      8. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgement, that is appropriate.

      9. Submit the minutes of all meetings of the Committee to, or discuss the matters communicated at each meeting with, the full Board of Directors.

                      STANDEX INTERNATIONAL CORPORATION
                       Annual Meeting of Stockholders

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETTING.

                              PLEASE DETACH HERE


                                    PROXY

                      STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Edward J. Trainor and Deborah A. Rosen as proxies, with full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the "Company") to be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 30, 2001 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

In connection with those shares (if any) held by me as a participant in the Standex Retirement Savings Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all shares allocated to my account under such Plan on June 30, 2001 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 30, 2001 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4.

(Important - To be Signed and Dated on Reverse Side)            SEE REVERSE
                                                                    SIDE

(LOGO)  Standex
INTERNATIONAL CORPORATION
6 MANOR PARKWAY
SALEM, NH 03073

Vote by Telephone                       Vote by Internet

It's fast, convenient, and immediate!   It's fast, convenient, and your
Call Toll-Free on a Touch-Tone Phone    vote is immediately confirmed and
1-877-PRX-VOTE (1-877-779-8683).        posted.

Follow these four easy steps:           Follow these four easy steps:

1.  Read the accompanying Proxy         1.  Read the accompanying Proxy
    Statement and Proxy Card.               Statement and Proxy Card.

2.  Call the toll-free number           2.  Go to the Website
    1-877- PRX-VOTE (1-877-779-8683)        http://www.eproxyvote.com/sxi

3.  Enter your 14-digit Voter           3.  Enter your 14-digit Voter
    Control Number located on your          Control Number located on your
    Proxy Card above your name.             Proxy Card above your name.

4.  Follow the recorded instructions.   4.  Follow the instructions provided.

Your vote is important!                 Your vote is important!
Call 1-877-PRX-VOTE anytime!            Go to http://www.eproxyvote.com/sxi
                                        anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

                             PLEASE DETACH HERE

[x] Please mark
    votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE PROPOSALS.

1.  Election of Directors.
    For three year terms expiring in 2004:
    Nominees: (01) William R. Fenoglio, (02) Walter F. Greeley,
              (03) Thomas L. King and   (04) Deborah A. Rosen.

                  FOR    [ ]            [ ] WITHHELD
                  ALL                       FROM ALL
                NOMINEES                    NOMINEES

[ ]   ______________________________________
      For all nominees except as noted above

                                                FOR      AGAINST    ABSTAIN
2.  To approve an amendment to the              [ ]        [ ]        [ ]
    Employee Stock Purchase Plan to
    Increase the number of shares available
    for purchase.

3.  To approve an amendment to the 1998         [ ]        [ ]        [ ]
    Long Term Incentive Plan to increase the number of shares available for grants.

4.  To approve the selection of Deloitte &      [ ]        [ ]        [ ]
    Touche LLP as independent auditors.

5.  To transact such other business as may come before the meeting.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

Sign exactly as name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, adminstrators, trustees, partners, custodians, guardians, attorneys, and corporate officers should add their full titles.

Signature:____________ Date:_________ Signature:____________ Date:_________